Exhibit 99.1

OpenText Announces Voting Results for Election of Directors
Waterloo, ON - 2014-09-26 - Open Text Corporation (NASDAQ:OTEX) (TSX: OTC), confirmed today that the nine nominees listed in its management proxy circular dated August 15, 2014 were elected as its directors. The detailed results of the vote for the election of directors at its Annual Meeting of Shareholders (the “Meeting”) held earlier today in Waterloo, Ontario are set out below. Shareholders holding 104,574,476 common shares representing 85.76% of the outstanding common shares were present in person or by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText:

	Votes For		Votes Withheld
P. Thomas Jenkins	98,198,238	96.31%	3,765,172	3.69%
Mark Barrenechea	99,150,952	97.24%	2,812,458	2.76%
Randy Fowlie	99,101,059	97.19%	2,862,351	2.81%
Gail E. Hamilton	101,812,502	99.85%	150,908	0.15%
Brian J. Jackman	99,596,293	97.68%	2,367,117	2.32%
Stephen J. Sadler	84,936,954	83.30%	17,026,456	16.70%
Michael Slaunwhite	96,490,296	94.63%	5,473,114	5.37%
Katharine B. Stevenson	101,558,065	99.60%	405,345	0.40%
Deborah Weinstein	100,486,444	98.55%	1,476,966	1.45%
About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.
Copyright ©2014 Open Text Corporation. OpenText is a trademark or registered trademark of Open Text SA and/or Open Text ULC. The list of trademarks is not exhaustive of other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text SA or other respective owners. All rights reserved. For more information, visit: http://www.opentext.com/2/global/site-copyright.html_SKU.
For more information, please contact
Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Francisco: (415) 963-0825
gsecord@opentext.com

Sonya Mehan
Senior Manager, Investor Relations
Open Text Corporation
Waterloo: 519-888-7111 Ext. 2446
smehan@opentext.com